Exhibit 10.1

Summary of Cubic Energy, Inc. Employee Separation Plan

The key terms of the Employee Separation Plan (the “Separation Plan”) of Cubic Energy, Inc. (the “Company”) are:

•                  All employees of the Company are eligible to receive payments pursuant to the Separation Plan, other than any employee otherwise entitled to receive severance benefits pursuant to a then-effective employment agreement with the Company.

•                  Payments under the Separation Plan would be made only if the employee’s employment with the Company or its successors and assigns is terminated without cause in connection with a change in control of the Company, determined in accordance with the U.S. Treasury regulations promulgated under Section 280G of the Internal Revenue Code (the “Code”); provided, however, in no event shall any termination that occurs more than six months after any change in control be deemed to have occurred in connection therewith.

•                  Larry Badgley, should he be entitled to receive a payment pursuant to the Separation Plan, shall be entitled to receive a separation payment equal to 100% of his base salary with the Company for the preceding twelve months, and all other employees shall be entitled to receive a separation payment equal to 50% of his or her base salary with the Company for the preceding twelve months.  To the extent that any such employee’s term of service with the Company is less than twelve months at the time of termination, the base salary for such employee for purposes of the foregoing computation shall be determined on an annualized basis.

•                  All payments under the Separation Plan are intended to be made in such manner and at such time so that, to the extent practicable, paying any amount would not cause the employee to incur an additional tax under Section 409A of the Code; provided, however, that the Company shall not be responsible in any manner for any such additional tax that is incurred.

•                  The Separation Plan shall not in any way alter any eligible employee’s status as an employee “at will,” and the Company shall retain the right to terminate any eligible employee at any time for any reason, or for no reason.

•                  All payments under the Separation Plan are subject to all required withholding obligations.

•                  All determinations under the Separation Plan, including whether any termination is for “cause” or is “in connection with a change in control,” shall be made by the Compensation Committee of the Company’s Board of Directors.

•                  Unless extended by the Compensation Committee or the Board of Directors, the Separation Plan will terminate if no change of control has occurred by February 28, 2015.